EXHIBIT 8.2

             State Tax Opinion of Penland Munther Goodrum, Chartered

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PENLAND MUNTHER GOODRUM
-----------------------
Chartered - Attorneys at Law

The Mallard Building, Suite 260                               Forrest R. Goodrum
1161 W. River Street                                          Merrily Munther
P.O. Box 199                                                  Thomas V. Munson
Boise, Idaho 83701                                            Paul S. Penland
Telephone:  (208) 344-4566
Facsimile:  (208) 344-9836


                                          July 19, 2004




Board of Directors
Home Federal Savings and Loan Association of Nampa
500 12th Avenue South
Nampa, Idaho 83653

         Re: Idaho Income Tax Consequences Relating to Proposed Mutual Holding Company Reorganization of Home Federal Savings and Loan Association of Nampa
                  ----------------------------------------------------------

Gentlemen:


         In accordance with your request, set forth herein is the opinion of this firm relating to the Idaho tax consequences of (i) the proposed conversion of Home Federal Savings and Loan Association of Nampa (the "Association") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Stock Bank") and (ii) the formation of Home Federal MHC (the "Mutual Holding Company"), a federal mutual holding company, and Home Federal Bancorp, Inc. (the "Holding Company"), a mid-tier federal holding company and the subsidiary of the Mutual Holding Company. The Mutual Holding Company will acquire the outstanding stock of Stock Bank and subsequently contribute Stock Bank's stock to the Holding Company (the "Reorganization"). In connection with the Reorganization, the Holding Company will form a charitable foundation, to which it will contribute cash and stock equal to 3% of the gross proceeds of shares sold to the public in an offering by the Holding Company.

         You have received the July 19, 2004 opinion of Breyer & Associates PC regarding the federal income tax consequences of the Reorganization to the Association, the Stock Bank, the Holding Company, the Mutual Holding Company and the deposit account holders of the Association under the Internal Revenue Code of 1986, as amended (the "Code").


         The State of Idaho will, for income tax purposes, treat the proposed transactions in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes. Based upon the aforesaid opinion of Breyer and Associates PC and the facts set forth therein (which we have not attempted to verify in any respect) and in reliance thereon, it is our opinion that, under the laws of the State of Idaho, the Idaho state income tax consequences incurred by the parties to the proposed transactions, including deposit account holders, as a result of the Reorganization and the

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July 19, 2004
Page 2



Holding Company formation will be the same as the federal tax consequences. This opinion is subject to the same assumptions, reservations and qualifications as stated in the aforesaid opinion of Breyer and Associates PC.

         No opinion is expressed on any matter other than state tax consequences which might result from the implementation of the Reorganization.

         We hereby consent to the filing of this opinion with the Office of Thrift Supervision as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Reorganization and the reference to our firm in the Application H-(e)1-S under Item 110.70(a) therein.

         We also hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and with the OTS as an exhibit to the Notice of Mutual Holding Company Reorganization on Form MHC-1, and any amendments thereto, and to the references to our firm in the Prospectus, which is a part of both the Registration Statement and the Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company on Form MHC-2, under the headings "Home Federal's Reorganization and Stock Offering - Effects of the Reorganization and Stock Offering - Tax Effects" and "Legal and Tax Opinions."

                                                Very truly yours,

                                                /s/ FORREST R. GOODRUM

                                                Forrest R. Goodrum

FRG/klw